Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this "Agreement") is made and entered into this ____ day of October 2014, by and among Gold Crest Mines, Inc., a Nevada corporation (hereinafter referred to as the "Company") and certain selling shareholders of common stock of Amazing Energy, Inc., a Nevada corporation, (hereinafter collectively referred to as the "AEI Shareholders"), on the following terms:

Premises

A.               AEI Shareholders have engaged in preliminary discussions with the Company regarding the purchase of the shares of the Company's restricted common stock, par value $0.001 per share (the "Common Stock").

B.               The Company is interested in exchanging shares of its common stock for 12,829,000 shares of common stock of Amazing Energy, Inc., a Nevada corporation ("AEI") which will constitute approximately 58.44% of the total outstanding shares of AEI currently outstanding and to be outstanding in the future.

C.               The Company and AEI Shareholders want to set forth their understanding as to the terms and conditions of the purchase by AEI Shareholders of the Company's shares of Common Stock.

Agreement

BASED, upon the foregoing premises, which are incorporated herein by this reference, and for and in consideration of the mutual promises and covenants hereinafter set forth, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, it is agreed as follows:

ARTICLE I
PURCHASE OF COMMON STOCK

1.01            Purchase and Sale of Common Stock.   AEI Shareholders agree to purchase from the Company and the Company agrees to sell to AEI Shareholders, 384,848,504 shares of the Company's Common Stock and 79,755 shares of the Company's Series A Convertible Preferred Stock in consideration of AEI Shareholders transferring all right, title and interest in and to 12,829,000 shares of common stock of AEI.   Each Series A Convertible Preferred Share is convertible into 10,000 restricted shares of the Company's Common Stock.

1.02            Closings.

a)
The final closing (the "Closing"), will take place at the law office of Conrad Lysiak as shall be determined by the AEI Shareholders and the Company but in no event later than November 15, 2014 with a preliminary closing consisting of an exchange of controlling shares taking place on or about October 9, 2014.

b)	At the preliminary closing:

i)
The Company shall deliver to the AEI Shareholders certificates for 384,848,504 shares of the Company's Common Stock and 79,755 shares of the Company's Series A Convertible Preferred Stock in consideration of AEI Shareholders transferring all right, title and interest in and to 12,829,000 shares of common stock of AEI.   Each Series A Convertible Preferred Share is convertible into 10,000 restricted shares of the Company's Common Stock.

ii)
The AEI Shareholders shall deliver to the Company certificates for 12,829,000 restricted shares of AEI's common stock, duly endorses with Medallion Guaranties, which represent 58.44% of the total outstanding shares of common stock, total shares of common stock to be issued upon the forced conversion of all AEI preferred shares to shares of AEI common stock, and, all anticipated future issuances of shares of AEI common stock, the total number of shares outstanding and to be outstanding, not to be more than 21,953,308 shares of AEI common stock.

iii)
At and at any time after the Closing, the parties shall duly execute, acknowledge, and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

iv)
All representations, covenants and warranties of the Company and AEI Shareholders contained in this Agreement shall be true and correct on and as of the closing date with the same effect as though the same had been made on and as of such date.

c)	At the Closing:

v)	The parties will deliver all Company corporate records and AEI corporate records to the Secretary of the Company and this Agreement will terminate.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES

As an inducement for each party to execute this Agreement, each party represents to the other parties as follows:

2.01            Private Offering.    The offer, sale, and exchange of the shares of Common Stock have not been and will not be registered with the Securities and Exchange Commission (the "Commission").  The shares of Common Stock shall be offered for sale and sold pursuant to the exemptions from the registration requirements of Section 5 of the United States Securities Act of 1933, as amended, and as such, will be deemed "restricted securities" limiting the shares ability to be resold.

2.02            Approval of Agreement.       Each party has full corporate power, authority, and legal right and has taken, or will take, all action required by law, its articles of incorporation, bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated including the exchange of the shares of common stock referred to herein.

2.03            Legal Right.  The performance of this Agreement and the consummation of the transactions herein contemplated will not result in a material breach or violation of any of the terms and provisions of, or constitute a default under, any statute, indenture, mortgage or other agreement or instrument to which the parties are parties thereto or by which it is bound by any order, rule or regulation directed to the parties or their affiliates by any court or governmental agency or body having jurisdiction over them; and no other consent, approval, authorization or action is required for the consummation of the transactions herein contemplated other than such as have been obtained.

2.04            Validly Issued.   The Common Stock, when issued by the Company, will be duly authorized, validly issued, fully paid for, and non-assessable.  The shares of common stock of AEI have been duly authorized, validly issued, fully paid for, and are non-assessable.

2.05            Informed Decision.  The AEI Shareholders have had an opportunity to consult with theirs independent legal, tax and financial advisors, and together with such advisors, have evaluated the transactions contemplated in this Agreement and have independently determined to agree to the terms and conditions of this Agreement.  No representation is being or has been made by the Company regarding the tax, financial, legal or other effects to the AEI Shareholders regarding the transactions contemplated in this Agreement.  The AEI Shareholders are familiar with and understand the business and financial condition, operations and prospects of the Company and AEI Shareholder and are sufficiently informed and sophisticated enough to make a decision regarding the transactions contemplated by this Agreement.  The AEI Shareholders have reviewed the Company's filings made with the Securities and Exchange Commission that appear on the SEC website at www.sec.gov.

2.06            Purchasing Entirely for Own Account.   The shares to be acquired by the AEI Shareholders will be acquired for investment for the AEI Shareholders' own accounts, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the AEI Shareholders have no present intention of selling, granting any participation in, or otherwise distributing the same.  The AEI Shareholders do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Company shares of Common Stock.

2.07            Disclosure of Information. The AEI Shareholders have had an opportunity to discuss the Company's business, management, financial affairs and the terms and conditions of the sale of the shares of Common Stock with the Company's management and has had an opportunity to review the Company's records.  The AEI Shareholders are aware, through its due diligence review of the Company that the exchange value for the shares of Common Stock bear no relationship to assets, book value or other established criteria of determining value.

2.08            Accredited Investor. Each of the AEI Shareholders is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

2.09            Investment Experience.  Each AEI Shareholder has invested in securities of companies with size and structure similar to the Company's and each AEI Shareholder acknowledges he is able to fend for himself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment in the shares of Common Stock and in the proposed ongoing operations.  Further, each AEI Shareholder acknowledges that the future success of the Company will depend on new management and not on the current management of the Company.

2.10            Purchase of Shares of Common Stock.  The Company and AEI Shareholders agree and understand that the consummation of this Agreement including the sale of the exchange shares of common stock as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  The Company and AEI Shareholders agree such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, among other items, on the circumstances under which such securities are acquired.

(a)              AEI Shareholders acknowledge by signing of this Agreement they each acknowledge the following representations and warranties:

(i)               That neither the SEC nor the securities commission of any state or other federal agency has made any determination as to the merits of acquiring the shares of Common Stock, and that this transaction involves certain risks.

(ii)              They have received and read the Agreement and understand the risks related to the consummation of the transactions herein contemplated.

(iii)             They have such knowledge and experience in business and financial matters that he is capable of evaluating each business.

(iv)               They have been provided with copies of all materials and information requested by them or their representatives, including any information requested to verify any information furnished (to the extent such information is available or can be obtained without unreasonable effort or expense), and the parties have been provided the opportunity for direct communication regarding the transactions contemplated hereby.

(v)                All information which they have provided to the Company or their representatives concerning their suitability and intent to hold shares in Common Stock following the transactions contemplated hereby is complete, accurate, and correct.

(vi)               They have not offered or sold any securities of the Company or interest in this Agreement and has no present intention of dividing the shares of Common Stock to be received or the rights under this Agreement with others or of reselling or otherwise disposing of any portion of such stock or rights, either currently or after the passage of a fixed or determinable period of time or on the occurrence or nonoccurrence of any predetermined event or circumstance.

(vii)              They have understand that the shares of Common Stock has not been registered, but is being acquired by reason of a specific exemption under the Securities Act as well as under certain state statutes for transactions not involving any public offering and that any disposition of the subject shares of Common Stock may, under certain circumstances, be inconsistent with this exemption and may make each AEI Shareholder an "underwriter," within the meaning of the Securities Act.  It is understood that the definition of "underwriter" focuses upon the concept of "distribution" and that any subsequent disposition of the subject shares of Common Stock can only be effected in transactions which are not considered distributions.  Generally, the term "distribution" is considered synonymous with "public offering" or any other offer or sale involving general solicitation or general advertising.  Under present law, in determining whether a distribution occurs when securities are sold into the public market, under certain circumstances one must consider the availability of public information regarding the issuer, a holding period for the securities sufficient to assure that the persons desiring to sell the securities without registration first bear the economic risk of their investment, and a limitation on the number of securities which the stockholder is permitted to sell and on the manner of sale, thereby reducing the potential impact of the sale on the trading markets.  These criteria are set forth specifically in rule 144 promulgated under the Securities Act.

(viii)            They acknowledge that the shares of Common Stock must be held and may not be sold, transferred, or otherwise disposed of for value unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  The Company is not under any obligation to register the shares of Common Stock under the Securities Act, except as set forth in this Agreement.  The Company is not under any obligation to make rule 144 available, except as may be expressly agreed to by it in writing in this Agreement, and in the event rule 144 is not available, or some other disclosure exemption may be required before AEI Shareholders can sell, transfer, or otherwise dispose of such shares of Common Stock without registration under the Securities Act.  The Company's registrar and transfer agent will maintain a stop transfer order against the registration or transfer of the shares of Common Stock, and the certificates representing the shares of Common  Stock will bear a legend in substantially the following form so restricting the sale of such securities:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT.  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT.

(ix)               The Company may refuse to register further transfers or resales of the shares of Common Stock in the absence of compliance with rule 144 unless the AEI Shareholders furnish the Company with a "no-action" or interpretive letter from the SEC or an opinion of counsel reasonably acceptable to the Company stating that the transfer is proper.  Further, unless such letter or opinion states that the shares of Common Stock are free of any restrictions under the Securities Act, the Company may refuse to transfer the securities to any transferee who does not furnish in writing to the Company the same representations and agree to the same conditions with respect to such shares of Common Stock as set forth herein.  The Company may also refuse to transfer the shares of Common Stock if any circumstances are present reasonably indicating that the transferee's representations are not accurate.

(b)                In connection with the transaction contemplated by this Agreement, the Company and AEI Shareholders shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where AEI Shareholders reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(c)               In order to more fully document reliance on the exemptions as provided herein, the Company and AEI Shareholders shall execute and deliver to the other, at or prior to the closing, such further letters of representation, acknowledgment, suitability, or the like as the Company or AEI

Shareholders and its counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws including but not limited to an investment letter.

(d)               The Company and AEI Shareholders acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

2.11            Compliance with Rule 144.

(a)               The Company will use its best efforts to at all times satisfy the current public information requirements of rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for one year or more or such other restricted period as required by rule 144 as it is from time to time amended.  This covenant shall survive the closing of this Agreement.

(b)               Upon being informed in writing by any person holding restricted stock sold pursuant to this Agreement that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), the Company will certify in writing to such person that it is compliance with rule 144 current public information requirement to enable such person to sell such person's restricted stock under rule 144, as may be applicable under the circumstances.

(c)               If any certificate representing any such restricted stock is presented to the Company's transfer agent for registration or transfer in connection with any sales theretofore made under rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to the Company and its counsel that such transfer has complied with the requirements of rule 144, as the case may be, the Company will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of rule 144, as the case may be, free of any stop transfer order or restrictive legend.

2.12            Lock-up/Leak-out.  All shares of common stock of GCMI received upon the exchange of AEI shares will be subject to lock-up and may only be resold as follows:

(a)	Each shareholder that received GCMI shares upon exchange of his AEI shares may sell up to 15% of said total GCMI shares received by him after six (6) months from the date of closing.

(b)	Each shareholder may sell an additional 25% of said total GCMI shares received by him (12) months from the date of closing.

(c)	The balance of 60% of the said total GCMI shares received by him may be sold (18) months form the date of closing.

2.13            Public Statements.  Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Company and AEI Shareholders shall consult with one another, and use reasonable best efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions and in making any filing with any federal or state governmental or regulatory agency or with any securities exchange with respect thereto.

2.14            No Representation Regarding Tax Treatment.  No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation.  Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such other party's legal, accounting, or other adviser.

ARTICLE III
MISCELLANEOUS

3.01            Attorney's Fees.  In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

3.02            Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter hereof.  All previous agreements between the parties, whether written or oral, have been merged into this Agreement.  This Agreement completely expresses the agreement of the parties relating to the subject matter hereof.

3.03            Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the closing and the consummation of the transactions herein contemplated for a period of six months from the closing, unless otherwise provided herein.

3.04            Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

3.05            Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the closing, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

3.06            Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the Company and AEI Shareholders and their successors.  Nothing expressed in this Agreement is intended to give any person other than the persons mentioned in the preceding sentence any legal or equitable right, remedy or claim under this Agreement.

3.07            Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder hereof.

3.08            Captions.  The captions or headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provisions hereof.

3.09            Applicable Law.  The Company and AEI Shareholders hereby agree this Agreement shall be governed by and construed and enforced under and in accordance with the laws of the state of Nevada and all subject matter and in persona jurisdiction shall be the state courts of Nevada and as such the Company and AEI Shareholders irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Nevada and of the United States of America located in Nevada for any actions, suits or proceedings arising out of or relating to this Agreement and the Company and AEI Shareholder agree not to commence any action, suite or proceedings relating thereto except in such courts.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

COMPANY

GOLD CREST MINING, INC.

BY:	TERRENCE J. DUNNE
Terrence J. Dunne, President

AEI SHAREHOLDERS

JED MIESNER
Jed Miesner, individually

JLM Strategic Investments, LP

By:	JED MIESNER
Jed Miesner, General Partner

Cornerstone Fidelity Capital, LLC

By:	JED MIESNER
Jed Miesner, Manager